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                                                                     EXHIBIT 2.1

                                AMENDMENT NO. 1

                                       TO

                            STOCK PURCHASE AGREEMENT




THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (the "Amendment") amends that certain Stock Purchase Agreement dated as of October 20, 1994 by and among DSC COMMUNICATIONS CORPORATION, a Delaware corporation, NKT HOLDING A/S, a corporation organized and existing under the laws of the Kingdom of Denmark, and NKT ELEKTRONIK A/S, a corporation organized and existing under the laws of the Kingdom of Denmark (as amended by this Amendment, the "Agreement"). The rights of Acquiror under the Agreement have been assigned to P.P.H.S.G. 205 ApS, a private limited company organized and existing under the laws of the Kingdom of Denmark ("Acquiror Sub").

                                    RECITALS

A. The text of the Agreement, as executed, contained a number of handwritten changes.

B. The parties wish to amend the Agreement in certain respects, as hereinafter set out, and to confirm the final form of the Agreement.


                                   AGREEMENTS

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties agree as follows:

1. All capitalized terms not defined in this Amendment are used with the meanings ascribed to them in the Agreement.

2. Attached hereto as Exhibit A is a transcription of the Agreement, which incorporates (a) the various handwritten changes and riders in the text of the Agreement which was originally signed by the parties, and (b) corrections of various typographical, grammatical and technical drafting errors. The parties agree that the original signature pages shall be appended to copies of the text of the Agreement in the form attached hereto, which shall thereafter constitute the final form of the Agreement.
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3.       Attached hereto as Exhibit B is an update of the Company Disclosure
         Schedule, as contemplated by Section 5.03 of the Agreement. The matters disclosed in the Supplemental Disclosure Schedule shall be treated as though contained in the Company Disclosure Schedule originally attached to the Agreement.

4. The term "Submarine Liabilities", as defined in Section 6.01(a) of the Agreement, shall not include liabilities and obligations (a) for products which are not cables, or (b) for services which were not related to cable installation or servicing of cables.

5. The definition of "Excluded Businesses" at Section 9.03(h) of the Agreement is hereby amended by the addition of the following sentence:

                 "Notwithstanding the foregoing, transmission equipment sales, installation or services shall not be deemed part of the Excluded Businesses even where conducted in connection with, or included within contracts for the sale, installation or servicing of, copper cables or fiber optics".

6. The parties acknowledge that when the Company commenced operations in 1991, Seller assigned to the Company the existing obligations to customers of the businesses that were thereafter to be conducted by the Company, and the Company assumed such obligations (the "Opening Customer Obligations"). The Opening Customer Obligations (other than the Assumed Obligations) which remain to be performed will be performed by the Company and indemnified by Seller as and to the extent provided for under Article VI of the Agreement.

7. Section 6.01(a) of the Agreement is hereby amended to add the following additional clauses prior to the period ending the final sentence thereof:

                 ", (v) the claim made by Cable & Wireless for approximately GBP 200,000 arising out of the Lanis project, (vi) relating to approximately 600 metres of fiber cables supplied to SEAS as part of the Kontek project, (vii) any import duties relating to the importation into India in 1990 of approximately 326 kilometres of replacement cable in connection with the Indian Railway project, (viii) the Teltec litigation presently pending before the Estre Landsret and any related claims by Teltec arising from the same incident, and (ix) any breaches by the Company or the Continuing Subsidiaries of any representation or warranty contained in the agreements and instruments pursuant to which the Excluded Businesses and Excluded Assets are transferred pursuant to Section 5.04 hereof (and any Indemnified Costs relating to the matters described in this clause (ix) shall be treated as Assumed Obligations)."

8.       Section 6.01(e) of the Agreement is hereby amended to add the following sentence at the close thereof:
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                 "Each Party shall use reasonable commercial efforts to collect under any insurance policy or bond that provides coverage of matters that might otherwise become Indemnified Costs."

9.       A new Section 6.01(h) is hereby added to the Agreement as follows:

                 "(h) Claims for indemnity with respect to the matters described in Section 6.01(a) at Clauses v through viii shall be reduced by the amount of any reserves recorded in the Company's books of account as of September 30, 1994 which have been set aside for the projects out of which such claims arose."

10. Each Party shall retain in its archives contracts, documents and all other material (a) relevant to the Agreement or (b) relevant to the tax obligations of any Party, in either case for so long as any other Party can reasonably be expected to have an interest therein. In particular, the Parties shall ensure that all information relating to contracts (including such contracts and their appendices, all correspondence, reports, certificates and minutes of meetings relating thereto) with respect to which a Party may be entitled to claim indemnification from another Party shall be kept on file for as long as any Party may be obligated to indemnify another Party for claims with respect thereto. Each Party shall be allowed full access to, and shall have a right to copy, all such documents when pertinent to an indemnification or tax question, and shall be permitted to interview employees of the Company or any member of the NKT Group in connection therewith.

11. Attached hereto as Exhibit C is a memorandum listing the foreign exchange agreements in effect between Seller and the Company as of the Closing Date. For the convenience of the Company and Acquiror, Seller will permit the Company to roll forward the maturity dates of such agreements in accordance with the Company's prior practices, provided, however, that no revised maturity dates shall extend beyond June 30, 1995. Acquiror and Acquiror Sub shall cause the Company to fulfil its obligations to the Seller under such agreements (and any replacement agreements) on the maturity dates.

12. Acquiror has arranged for certain of the documents made available to it for review prior to Closing (including the Company's contract files) to be encoded on CD-ROM. Acquiror shall provide to Seller a copy of the CD-ROM promptly after the encoding has been completed.

13. The upward adjustment of the Purchase Price pursuant to Section 1.04 of the Agreement in the amount of U.S. Dollar 1,235,000.00 less the U.S. Dollar 100,000.00 adjustment described below, shall be payable by delivery of Acquiror's promissory note for U.S. Dollars 1,135,000.00 payable the day after the Closing Date. The parties have agreed to a downward adjustment of the Purchase Price by U.S. Dollars 100,000.00 in settlement of the following matters:
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         a) Acquiror's objection to the treatment of the Company's Polish subsidiary as though it was jointly taxed with the Company for the nine months ending September 30, 1994; and

         b) Seller's agreement to contribute towards the payment of the Company's management incentive plan for 1994.

         No further claim shall be made against Seller with respect to the Company's obligations for 1994 on its management incentive plan or on account of bonuses payable to the Company's management conditioned on the occurrence of the Closing under employment agreements described at Article X, items 1-8 of the updated Disclosure Schedule attached as Exhibit B hereto.

14. Except as explicitly amended pursuant to this Amendment, the Agreement remains in full force and effect.

WITNESS the following signatures this 15th date of November, 1994.

                                  DSC Communications Corporation

                                  By:  /s/ James L. Donald
                                           James L. Donald, Chairman,
                                           President and Chief Executive Officer

                                  P.P.H.S.G. 205 ApS

                                  By:  /s/ James L. Donald
                                           James L. Donald
                                           Chairman of the Board
                                           According to Power of Attorney

                                  NKT Holding A/S

                                  By:  /s/ Gerhardt Albrechtsen
                                           Gerhardt Albrechtsen
                                           Chief Executive Officer and President

                                  By:  /s/ Knud Rasmussen
                                           Knud Rasmussen
                                           Member of Executive Board

                                  NKT Elektronik A/S

                                  By:  /s/ Poul Friis
                                           Poul Friis
                                           Chief Executive Officer and President


                                   EXHIBITS

EXHIBIT A         See Exhibit 2.0 to the Current Report on Form 8-K of DSC
                  Communications Corporation dated November 30, 1994

EXHIBIT B         Not included

EXHIBIT C         Not included